Certification
I, Jeffrey Verschlieser, certify that:
1. I have reviewed the annual report on Form 10-K, and all reports on Form 8-K containing distribution or servicing reports filed in respect of periods included in the year covered by this annual report, of Structured Asset Mortgage Investments
II Trust 2005-F3;
2. Based on my knowledge, the information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report;
3. Based on my knowledge, the distribution or servicing information required to be provided to the depositor by the trustee under the pooling and servicing, or similar, agreement, for inclusion in these reports is included in these reports;
4. Based on my knowledge and the annual compliance review required under that agreement, and except as disclosed in the reports, the depositor and the trustee have each fulfilled its obligations that agreement; and
5. The reports disclose all significant deficiencies relating to the compliance with the by the trustee and the depositor minimum servicing or similar standards based upon the report provided by an independent pub lic accountant, after conducting a review in compliance with the Uniform Single Attestation Program for Mortgage
Bankers or similar procedure, as set forth in the pooling and servicing, or similar, agreement, that is included in these report.
In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: U.S. Bank National Association.

Structured Asset Mortgage Investments II Inc.

By: /s/ Jeffrey L. Verschlieser
Jeffrey L. Verschlieser
President
Date: April 7, 2006